THIS SHARE PURCHASE AGREEMENT is made the 15th day of February, 2002.

BETWEEN:

RD CAPITAL INC.

of 106-1460 Pandosy Street, Kelowna, BC, V1Y 1P3

as agent for the shareholders of Caddo Enterprises, Inc.

(“Caddo”) set out in Schedule “A” to this agreement;

(the “Vendors”)

AND:

QIN CHUAN YANG

of Apt. 101, 7995 Westminster Highway, Richmond,

British Columbia, V6X 3Y5;

(the “Purchaser”)

WHEREAS:

A.

The Vendors are the legal and beneficial owners of 500,000 restricted shares of Caddo (the “Caddo Shares”);  and

B.

RD Capital Inc. is the legally authorized agents of the Schedule “A” Vendors, and have the legal authority to make the representations and warranties on behalf of the Schedule “A” Vendors set out in this Agreement;  and

C.

The Vendors have agreed to sell and the Purchaser has agreed to purchase all of the Vendors’ right, title and interest in and to the Caddo Shares free and clear of all liens, charges and encumbrances on the terms and conditions set forth in this agreement.

NOW THEREFORE WITNESSETH that in consideration of the premises and of the mutual covenants and agreements set forth, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Definitions

1.01

In this Agreement, including the recitals hereto, the following words and phrases shall have the following meanings:

(a)

“Closing” means the completion of the transactions contemplated by this Agreement;

(a)

“Completion Date” means February 15, 2002 or such other date as may be agreed upon in writing by the parties;

(c)

“Caddo” means Caddo Enterprises, Inc. a company validly incorporated and existing under the laws of the State of Nevada;

(d)

“Caddo Shares” means 500,000 restricted common shares of Caddo owned by the Vendors;

(e)

“Financial Statements” means the audited financial statements of Caddo for the years ended September 30, 1999, 2000 and 2001, which are attached to this Agreement as Schedule “B”;

(f)

“Person” includes a firm, corporation or other entity;  and

(g)

“Purchase Price” means the purchase price payable by the Purchaser for the Caddo Shares in accordance with Section 2.02.

Captions and Section Numbers

1.02

The headings and section references in this Agreement are for convenience of reference only and do not form part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement.

Number and Gender

1.03

Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed to mean the plural or feminine or body corporate where the context of this Agreement or the parties hereto so require.

Section References

1.04

Any reference to a particular “article”, “section”, “subsection” or other subdivision is to the particular article, section or other subdivision of this Agreement.

Governing Law

1.05

This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and all disputes arising under this Agreement shall be referred to the Courts of the Province of British Columbia.

Currency

1.06

All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in US Dollars.

Schedules

1.07

The schedules attached hereto are hereby incorporated into this Agreement and form a part hereof.  All terms defined in this Agreement shall have the same meaning in such schedules.  The schedules to this Agreement are as follows:

Schedule “A” – List of Vendors

Schedule “B” – Financial Statements

ARTICLE 2

PURCHASE AND SALE OF SHARES

Purchase and Sale

2.01

Upon the terms and conditions of this Agreement, at the Closing the Vendors will sell the Caddo Shares to the Purchaser free and clear of all liens, charges and encumbrances and the Purchaser will purchase the Caddo Shares from the Vendors and use Caddo as a vehicle to complete a business acquisition or merger.

Purchase Price

2.02

The purchase price payable by the Purchaser to the Vendors for the Caddo Shares is US$230,000 (the “Purchase Price”).  The Purchase Price is to be paid to the Vendors’ agents on the Completion Date as follows:

(a)

US$130,000 shall be paid to RD Capital Inc.

(a)

US$100,000 shall be paid within 10 days from the date that the Caddo Common Shares are traded on the OTC Bulletin Board in the United States.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

Representations and Warranties

3.01

The Vendors (including RD Capital Inc. in its own corporate capacity) hereby jointly and severally represent and warrant to the Purchaser, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby that:

(a)

Caddo is duly incorporated, validly exists, is in good standing with respect to the filing of annual returns with the Secretary of State for the State of Nevada, has the necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business;

(b)

Caddo is in good standing with respect to the filing of corporate and financial information with all applicable United States securities and regulatory authorities;

(c)

Caddo is a reporting issuer under The Securities Exchange Act of 1934;

(d)

Caddo owns and possesses and has good and marketable title to all of its properties and assets, both real and personal, including those properties and assets described in the Financial Statements or acquired since the date of the Financial Statements, free and clear of all liens, charges and encumbrances;

(e)

none of Caddo’s properties or assets are in the possession of or under the control of any other Person;

(f)

the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Caddo’s prior fiscal periods.   The Financial Statements present fairly the financial position of Caddo as at the date thereof and fairly state Caddo’s income and deficit for the period covered thereby;

(g)

Caddo does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, contingent or otherwise);

(h)

since the date of the balance sheet included in the Financial Statements there has not been:

(i)

any changes in the condition or operations of the business, assets or financial position of Caddo which are, individually or in the aggregate, materially adverse;  or

(ii)

any damage, destruction or loss or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser, which has or may materially and adversely affect the business, assets, properties or future prospects of Caddo.

(i)

all material financial transactions of Caddo have been accurately recorded in the books and records of Caddo and such books and records fairly present the financial position and corporate affairs of Caddo;

(j)

since the date of the Financial Statements, Caddo has not:

(i)

transferred, assigned, sold or otherwise disposed of any of the assets shown in the Financial Statements or cancelled any debts or claims except in each case in the ordinary and usual course of business;

(ii)

incurred or assumed any obligation or liability (fixed or contingent), incurred in the ordinary and normal course of business;

(iii)

devised, or made, or committed itself to make any payment of any dividend or other distribution in respect of any of its shares or purchased or redeemed any of its shares or split, consolidated or reclassified any of its shares;

(iv)

suffered any operating loss or any material extraordinary loss or entered into any material commitment or transaction not in the ordinary and usual course of business;

(v)

waived or surrendered any right of substantial value;

(vi)

made any gift of money or of any property or assets to any Person;

(vii)

amended or changed or taken any action to amend or change its articles or bylaws;

(viii)

increased or agreed to increase the pay of, or paid or agreed to pay any pension, bonus, share of profits or other similar benefit to, any director, employee or officer or former director, employee or officer of Caddo;

(ix)

made payments of any kind to or on behalf of the Vendors or any affiliate or associate of the Vendors or under any management agreement with Caddo save and except business related expenses and salaries in the ordinary course of business and at the regular rates payable to them;

(x)

mortgaged, pledged, subjected to lien, granted a security interest in otherwise encumbered any of its assets or property, whether tangible or intangible;  or

(xi)

authorized or agreed or otherwise have become committed to do any of the foregoing;

(k)

the accounts receivable shown in the Financial Statements or acquired subsequent to the date thereof by Caddo have been recorded by Caddo in accordance with its usual accounting practices.  The reserves taken for doubtful or bad accounts is adequate based on past experience of Caddo and is consistent with the accounting procedures used by Caddo in previous fiscal periods.  There is nothing which would indicate that such reserve is not adequate or that a higher reserve should be taken;

(l)

Caddo does not own or possess any assets other than the assets described in the Financial Statements;

(m)

Caddo is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, judgment or decree which would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein;

(n)

there is not any suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to Caddo or affecting its assets, properties or business which might materially and adversely affect the assets, properties, business, future prospects or financial condition of Caddo;  and there is not presently outstanding against any of Caddo any judgment, decree, injunction, rule or order of any Court, governmental department, commission, agency, instrumentality or arbitrator;

(o)

to the best of the knowledge of the Vendors, Caddo has kept the records required to be kept by Nevada legislation and any other applicable corporate legislation and such records are complete and accurate and contain all minutes of meetings of directors and members of Caddo;

(p)

Caddo holds all permits, licences, consents and authorities issued by any government or governmental authority, or any municipal, regional or other authority, or any subdivision thereof, including, without limitation, any governmental department, commission, bureau, board or administrative agency, which are necessary or desirable in connection with the conduct and operation of Caddo’s business as the same are now owned, leased, conducted or operated is not in breach of or in default under any term or condition of any thereof;

(q)

Caddo:

(i)

has duly filed in a timely manner all federal and state income tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correct in all respects;

(ii)

has paid all taxes (including all federal, state, local and property taxes, assessments or other imposts in respect of its income, business, assets or property) and all interest and penalties thereon with respect to Caddo, for all previous years and any required instalment payments due for the current fiscal year have been paid;

and there is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, government charge or deficiency by Caddo nor is there any action, suit, proceeding, investigation or claim now threatened or pending against Caddo in respect of, or discussion underway with any governmental authority relating to, any such tax or governmental charge or deficiency;

(r)

the authorized capital of Caddo consists of 100,000,000 common shares with a par value of $0.0001 per share, of which 500,000 common shares are fully paid and non-assessable and are electronically recorded on Caddo’s Stock Ledger maintained by Caddo’s corporate counsel.  No Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

(i)

to require Caddo to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Caddo;

(ii)

for the issue or allotment of any of the authorized but unissued shares in the capital of Caddo;

(iii)

to require Caddo to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of Caddo;

(iv)

to acquire the Caddo Shares;

(s)

the Vendors are the registered holders and beneficial owners of and have good marketable title to the Caddo Shares, free and clear of all liens, charges and encumbrances whatsoever;

(t)

the Caddo Shares have been duly authorized, validly issued and outstanding as fully paid and non-assessable shares in the capital of Caddo;

(u)

the Vendors have good and sufficient right and authority to enter into this Agreement on the terms and conditions herein contained and to transfer the legal and beneficial title to the Caddo Shares to the Purchaser;

(v)

the Caddo Shares are “restricted shares” under United States securities laws and the Securities and Exchange Commission policy;

(w)

this Agreement constitutes a valid, binding and enforceable obligation of the Vendors.  On Closing, the Vendors shall not be a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Vendors of this Agreement or the performance by the Vendors of any of the terms hereof;

(x)

at Closing Caddo will not be indebted to the Vendors or any employees of Caddo, or any affiliate or associate of the Vendors on any account whatsoever;

(y)

Caddo operates no bank accounts;

(z)

each of the Vendors holds the Caddo Shares as principal, is not acting as nominee, agent, trustee, executor, administrator or other legal representative of any person who has a direct beneficial interest in those securities.

Survival

3.03

The representations and warranties contained in section 3.01 and made as of the Completion Date shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Purchaser thereafter notwithstanding any independent enquiry or investigation by the Purchaser.

Indemnity

3.04

The Vendors  covenant to indemnify and hold harmless the Purchaser from and against any loss, claims, damages. liability, expenses and costs, including any payment made in good faith in settlement of any claim or potential claim, arising from any of the representations and warranties set forth in section 3.01 being incorrect or breached.

Reliance

3.05

The Vendors acknowledge and agree that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement as a portion of the information the Purchaser is relying on in making the decision to enter into this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT TO COMPLETION

Conditions Precedent to Obligation of the Purchaser

4.01

The obligations of the Purchaser to carry out the terms and conditions of this Agreement is subject to and conditional upon the fulfilment, on or before the Completion Date, of the following conditions:

(a)

the representations and warranties of the Vendors set out in Article 3 shall be true and correct at and as of the Completion Date as if such representations and warranties were made at and as of the Completion Date;

(b)

the Vendors shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Vendors on or before the Completion Date;  and

(c)

the Vendors shall have delivered or caused to be delivered to the Purchaser’s solicitor the documents and other items referred to in section 5.02.

4.02

The conditions described in section 4.01 are conditions only to the Purchaser being required to complete the transactions contemplated by this Agreement and are not conditions to the existence of a binding agreement.  If the conditions described in section 4.01 have not been satisfied or waived at or prior to the Completion Date, the Purchaser may elect not to complete.

4.03

All of the conditions precedent set out in section 4.01 are for the sole and exclusive benefit of the Purchaser and may be waived, in whole or in part, by notice in writing to the Vendors.  Subject to section 6.02, all such conditions precedent shall merge in the closing documents on Closing.

Conditions Precedent to Obligations of the Vendors

4.04

The obligations of the Vendors to carry out the terms and conditions of this Agreement is subject to and conditional upon the fulfilment, on or before the Completion Date of the following conditions:

(a)

the Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Purchaser on or before the Completion Date;  and

(b)

the Purchaser shall have delivered to their solicitor the purchase funds referred to in section 2.02(a).

4.05

The conditions described in section 4.04 are conditions only to the Vendors being required to complete the transactions contemplated by this Agreement and are not conditions to the existence of a binding agreement.  If such conditions have not been satisfied or waived at or prior to the Completion Date, the Vendors may elect not to complete.

4.06

All of the conditions precedent set out in section 4.04 are for the sole and exclusive benefit of the Vendors and may be waived, in whole or in part, by notice in writing to the Purchaser.  Subject to section 6.02, all such conditions precedent shall merge in the closing documents on Closing.

ARTICLE 5

CLOSING

Time and Place of Closing

5.01

The purchase and sale of the Caddo Shares and the other transactions contemplated by this Agreement shall be completed at ________ (local time in Vancouver, British Columbia) on the Completion Date at the offices of the Purchaser solicitors, Fraser and Company, Suite 1200, 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2, or at such other time and place and may be agreed to by the parties.

Closing Documents

5.02

At the Closing, the Vendors shall deliver to the Purchaser the following:

(a)

Share Certificate for 500,000 Shares duly endorsed for transfer in the Purchaser's name;

(b)

the Informational Statements and Shareholders List certified by Caddo’s counsel and Caddo’s directors representing the Caddo Shares;

(c)

the corporate minute book and all other books and corporate and financial records of Caddo;

(d)

the corporate seal of Caddo;

(e)

resignations for each of Gary Henry and Laurie De Boer as directors and officers of Caddo;

(f)

resolution of the board of directors of Caddo appointing the nominees of the Purchaser as directors of Caddo;

(g)

an opinion of Caddo counsel in form satisfactory to counsel for the Purchaser;

(h)

such other documents and instruments that may be necessary to complete the transactions contemplated hereunder.

5.03

At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendors the purchase funds for the Caddo Shares in accordance with section 2.02(a) and such other documents and instruments that may be necessary to complete the transactions contemplated hereunder.

ARTICLE 6

GENERAL PROVISIONS

Notices

6.01

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or telecopied as follows:

To the Vendors:

RD Capital Inc.

106-1460 Pandosy Street,

Kelowna, British Columbia

V1Y 1P3

Facsimile:  (250) 868-8493

To the Purchaser:

Qin Chuan Yang

Apt. 101, 7995 Westminster Highway,

Richmond, British Columbia

V6X 3Y5

Facsimile:  (604) 214-0428

or to such other address as may be given in writing by the parties and shall be deemed to have been received, if delivered by hand, on the date of delivery, if telecopied to the telecopier numbers set out above, on the business day next following the date of transmission.

Non-Merger

6.02

Notwithstanding the completion of the transactions contemplated by this Agreement, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation, warranty, covenant or agreement) or any investigation made by the Purchaser or the Vendors, the representations, warranties, covenants and agreements of the parties set forth herein shall survive the Completion Date and will remain in full force and effect and shall not be extinguished or merged in any way by the delivery or recording of any deed or any other instrument relating to the Caddo Shares or Caddo or the completion of transactions contemplated by this Agreement.

Time of Essence

6.03

Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations of this Agreement.

Binding Effect

6.04

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Entire Agreement

6.05

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

Further Assurances

6.06

Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

Amendments

6.07

No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

Counterparts

6.08

This Agreement may be executed in counterpart and/or by facsimile.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

RD CAPITAL INC.

Per:

/s/ "Devinder Randhawa"__________________________

Authorized Signature

Signature of:

/s/ "Qin Chuan Yang"

QIN CHUAN YANG

SCHEDULE “A”

To Share Purchase Agreement dated February 15, 2002.

Name of Selling Shareholder

Number of Shares Sold

Gary Henry

152,000

Laurie De Boer

152,000

David Ward

  24,500

Scott Mundell

  24,500

Richard Newbury

  24,500

Phil Morehouse

  24,500

Ron Schlitt

  24,500

Gurbakash Randhawa

  24,500

Brahm Capital Ltd.

  24,500

Dev Randhawa

  24,500

SCHEDULE “B”

To Share Purchase Agreement dated February 15, 2002.

Financial Statements of Caddo